Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Second Quarter Fiscal 2022 Results

•Revenue increased 9% to $45.5 billion
•GAAP1 operating loss was $950 million due to a non-cash, pre-tax goodwill impairment of $1.3 billion related to the Medical segment; GAAP diluted earnings per share were $0.17
•Non-GAAP operating earnings decreased 26% to $467 million due to a decline in Medical segment profit; Non-GAAP diluted EPS decreased 27% to $1.27
•Generated operating cash flow of $1.2 billion
•Company updates FY22 guidance consistent with January 10th update

DUBLIN, Ohio, February 3, 2022 – Cardinal Health (NYSE: CAH) today reported second quarter fiscal year 2022 revenues of $45.5 billion, an increase of 9% from the second quarter of last year. Second quarter GAAP operating loss was $950 million due to a non-cash, pre-tax goodwill impairment of $1.3 billion related to the Medical segment. GAAP diluted earnings per share (EPS) were $0.17, primarily due to this impairment, net of tax effects. Second quarter non-GAAP operating earnings decreased 26% to $467 million and non-GAAP diluted earnings per share (EPS) decreased 27% to $1.27, primarily due to inflationary impacts and global supply chain constraints in the Medical segment.

“Consistent with our January update, we continue to experience significant inflationary impacts and global supply chain constraints in our US Medical Products and Distribution business. We’re taking action to drive performance in the Medical segment, including evolving our commercial contracting strategies and driving mix, simplifying our operating model, and investing in our growth businesses,” said Mike Kaufmann, chief executive officer of Cardinal Health. “Our second quarter results demonstrate continued performance in other areas, including: growth in the Pharma segment, progress towards our $750 million enterprise cost savings target, strong cash flow generation, and efficient capital deployment.”

Q2 FY22 summary

	Q2 FY22	Q2 FY21	Y/Y
Revenue	$45.5 billion	$41.5 billion	9%
Operating earnings/(loss)	$(950) million	$461 million	N.M.
Non-GAAP operating earnings	$467 million	$628 million	(26)%
Net earnings attributable to Cardinal Health, Inc.	$49 million	$629 million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$357 million	$514 million	(31)%
Effective Tax Rate [2]	105.0%	(47.6)%
Non-GAAP Effective Tax Rate	19.4%	13.2%
Diluted EPS attributable to Cardinal Health, Inc.	$0.17	$2.13	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.27	$1.74	(27)%

Cardinal Health

Segment results

Pharmaceutical segment

	Q2 FY22		Q2 FY21		Y/Y
Revenue	$41.4	billion	$37.2	billion	11%
Segment profit	$426	million	$413	million	3%

Second-quarter revenue for the Pharmaceutical segment increased 11% to $41.4 billion, driven primarily by branded pharmaceutical sales growth from large Pharmaceutical Distribution and Specialty customers.

Pharmaceutical segment profit increased 3% to $426 million in the second quarter driven by generics program performance. This was partially offset by investments in technology enhancements and higher operations expenses.

Medical segment

	Q2 FY22		Q2 FY21		Y/Y
Revenue	$4.1	billion	$4.3	billion	(5)%
Segment profit	$50	million	$236	million	(79)%
Second-quarter revenue for the Medical segment decreased 5% to $4.1 billion, primarily due to the divestiture of the Cordis business.

Medical segment profit decreased 79% to $50 million in the second quarter, primarily due to inflationary impacts and global supply chain constraints in products and distribution. This also reflects the timing of selling higher cost PPE, including the net positive impact in the prior year, and to a lesser extent, the divestiture of the Cordis business.
Fiscal year 2022 outlook1
The company updated its fiscal year 2022 guidance range for non-GAAP diluted earnings per share attributable to Cardinal Health, Inc. to $5.15 to $5.50, from $5.60 to $5.90.

This guidance reflects the previously announced additional $150 million to $175 million impact from increased inflation and global supply chain constraints, and a lower-than-expected offset from pricing actions. Accordingly, the company announced updated Medical segment profit outlook of thirty to forty-five percent decline, from mid-single to low-double digit percentage decline.

Additionally, the company updated expectations for its fiscal year 2022 non-GAAP effective tax rate to 23% to 24.5%, from 23% to 25%, and its Interest and Other to $140 million to $160 million, from $150 million to $180 million.

The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Cardinal Health

Recent highlights
•Cardinal Health recently announced a partnership with Ember Technologies to deliver a cold chain solution that ensures product integrity and security throughout the supply chain, while significantly reducing shipping waste in the transport of temperature-sensitive medicines.
•Cardinal Health participated as a strategic investor in a new round of funding for Medically Home, a technology company that enables health systems to safely care for their patients at home, across the care continuum, including hospital-level care.
•For the 14th consecutive year, Cardinal Health was honored as one of the "Best Places to Work for LGBTQ Equality" by the Human Rights Campaign (HRC) Foundation, achieving 100% on the HRC's 2021 Corporate Equality Index (CEI).

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss second-quarter results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until February 3, 2023.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 30 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 847.887.1487
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
2The second quarter fiscal 2022 GAAP effective tax rate reflects the impact of the tax effect of the goodwill impairment charge being included in the company’s estimated annual effective tax rate. The estimated annual effective tax rate for the second quarter fiscal 2021 included a benefit from the net operating loss carryback primarily related to a self-insurance pre-tax loss, partially offset by the treatment of the tax impacts of the opioid litigation accrual.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions Concerning Forward-Looking Statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue, "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from the ongoing COVID-19 pandemic and our critical role in the global healthcare supply chain, including our ability to recoup or mitigate cost increases and inflation, including costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products, which may result in additional inventory reserves, possible workforce issues resulting from COVID-19 vaccine mandates and the possible impact of disruptions of our distribution or manufacturing facilities; the possibility that our Medical unit goodwill could be impaired due to the decreased outlook for Medical segment profit or possible unfavorable changes in the U.S. statutory tax rate; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; risks associated with the distribution of opioids, including the financial impact associated with the proposed settlement agreement and process we have negotiated with governmental authorities, including the risk that we may fail to reach a final settlement agreement or that a significant number of states and subdivisions may not agree to the proposed settlement agreement, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results and risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to comply with applicable regulations; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of February 3, 2022. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)

	Second Quarter			Year-to-Date
(in millions, except per common share amounts)	2022	2021	% Change	2022	2021	% Change
Revenue	$45,457	$41,541	9%	$89,425	$80,606	11%
Cost of products sold	43,841	39,765	10%	86,167	77,115	12%
Gross margin	1,616	1,776	(9)%	3,258	3,491	(7)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,151	1,147	—%	2,265	2,284	(1)%
Restructuring and employee severance	7	20		25	57
Amortization and other acquisition-related costs	79	116		158	234
Impairments and (gain)/loss on disposal of assets, net[1]	1,295	—		1,293	9
Litigation (recoveries)/charges, net [2]	34	32		52	1,070
Operating earnings/(loss)	(950)	461	N.M.	(535)	(163)	N.M

Other (income)/expense, net	(13)	(12)		(17)	(19)
Interest expense, net	37	46	(20)%	77	91	(15)%
Loss on early extinguishment of debt	—	—		10	1
(Gain)/Loss on sale of equity interest in naviHealth	(1)	—		(1)	—
Earnings/(loss) before income taxes	(973)	427	N.M.	(604)	(236)	N.M.

Benefit from income taxes [3,4]	(1,022)	(203)	N.M	(925)	(613)	N.M.
Net earnings	49	630	N.M	321	377	(15)%

Less: Net earnings attributable to noncontrolling interests	—	(1)		(1)	(1)
Net earnings attributable to Cardinal Health, Inc.	$49	$629	N.M.	$320	$376	(15)%

Earnings per common share attributable to Cardinal Health, Inc.:
Basic	$0.17	$2.14	N.M.	$1.13	$1.28	(12)%
Diluted	0.17	2.13	N.M.	1.12	1.27	(12)%

Weighted-average number of common shares outstanding:
Basic	279	294		283	293
Diluted	281	295		285	295
1 Impairments and (gain)/loss on disposals of assets, net includes a pre-tax impairment charge of $1.3 billion related to our Medical segment recorded in the second quarter of fiscal 2022.
2 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation.
3 Benefit from income taxes includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $420 million as of December 31, 2020.
In addition, the amount of tax benefit increased by approximately $150 million during the three months ended December 31, 2020 while the amount of tax benefit increased by approximately $300 million during the six months ended December 31, 2020 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.
4 Benefit from income taxes includes the tax effects of the impairment charge in the calculation of the estimated annual effective tax rate which increased the amount of tax benefit in the current quarter by approximately $1.0 billion and is expected to significantly increase the provision for income taxes during the remainder of the fiscal year. The current estimate of the net tax benefit for fiscal 2022 is $92 million.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

(in millions)	December 31, 2021	June 30, 2021
Assets	(Unaudited)
Current assets:
Cash and equivalents	$3,161	$3,407
Trade receivables, net	9,406	9,103
Inventories, net	14,941	14,594
Prepaid expenses and other	4,339	2,843
Assets held for sale	—	1,101
Total current assets	31,847	31,048

Property and equipment, net	2,321	2,360
Goodwill and other intangibles, net	8,599	10,094
Other assets	913	951
Total assets	$43,680	$44,453

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$24,759	$23,700
Current portion of long-term obligations and other short-term borrowings	301	871
Other accrued liabilities	2,669	2,957
Liabilities related to assets held for sale	—	96
Total current liabilities	27,729	27,624

Long-term obligations, less current portion	5,342	5,365
Deferred income taxes and other liabilities	9,607	9,670

Total shareholders’ equity	1,002	1,794
Total liabilities and shareholders’ equity	$43,680	$44,453

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Second Quarter		Year-to-Date
(in millions)	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings	$49	$630	$321	$377

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	164	199	332	404
Impairments and (gain)/loss on disposal of assets, net	1,295	—	1,293	9
(Gain)/Loss on sale of equity interest in naviHealth	(1)	—	(1)	—
Loss on early extinguishment of debt	—	1	10	1
Share-based compensation	18	23	42	51
Provision for bad debts	13	19	25	35
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(115)	(111)	(329)	(499)
Increase in inventories	(232)	(1,011)	(361)	(1,256)
Increase in accounts payable	1,351	1,548	1,059	1,861
Other accrued liabilities and operating items, net	(1,347)	(81)	(1,842)	504
Net cash provided by operating activities	1,195	1,217	549	1,487

Cash flows from investing activities:
Proceeds from divestitures, net of cash sold, and disposal of property and equipment	11	—	938	—
Acquisition of subsidiaries, net of cash acquired	—	(3)	—	(3)
Additions to property and equipment	(74)	(96)	(141)	(174)
Purchases of investments	(2)	(1)	(4)	(18)
Proceeds from sale of investments	18	3	22	4
Net cash provided by/(used in) investing activities	(47)	(97)	815	(191)

Cash flows from financing activities:
Reduction of long-term obligations	(5)	(9)	(592)	(49)
Net tax proceeds/(withholdings) from share-based compensation	1	6	(27)	(6)
Dividends on common shares	(140)	(143)	(289)	(289)
Purchase of treasury shares	(300)	—	(800)	—
Net cash used in financing activities	(444)	(146)	(1,708)	(344)

Effect of exchange rates changes on cash and equivalents	(6)	17	(11)	14
Cash reclassified from assets held for sale	—	—	109	—

Net increase/(decrease) in cash and equivalents	698	991	(246)	966
Cash and equivalents at beginning of period	2,463	2,746	3,407	2,771
Cash and equivalents at end of period	$3,161	$3,737	$3,161	$3,737

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Second Quarter

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$41,375	$37,236	Amount	$4,085	$4,310
Growth rate	11%	4%	Growth rate	(5)%	7%

Segment profit (1)			Segment profit
Amount	$426	$413	Amount	$50	$236
Growth rate	3%	(11)%	Growth rate	(79)%	21%
Segment profit margin	1.03%	1.11%	Segment profit margin	1.22%	5.48%

Year-to-Date

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$81,197	$72,348	Amount	$8,234	$8,267
Growth rate	12%	5%	Growth rate	—%	4%

Segment profit (1)			Segment profit
Amount	$832	$815	Amount	$173	$466
Growth rate	2%	(5)%	Growth rate	(63)%	28%
Segment profit margin	1.02%	1.13%	Segment profit margin	2.10%	5.64%
The sum of the components and certain computations may reflect rounding adjustments.
(1) Pharmaceutical segment profit during the three and six months ended December 31, 2021 was positively impacted by a $16 million judgment for lost profits related to an ordinary course intellectual property rights claim.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)		Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	Earnings [3]	Rate	Rate	EPS [3]	Rate
	Second Quarter 2022
GAAP	$1,616	(9)%	$1,151	—%	$(950)	N.M.	$(973)	$(1,022)	$49	N.M.	105.0%	$0.17	N.M.
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
State opioid assessment related to prior fiscal years	—		—		—		—	—	—			—
Restructuring and employee severance	—		—		7		7	2	5			0.02
Amortization and other acquisition-related costs	—		—		79		79	20	59			0.21
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		1,295		1,295	1080	215			0.77
Litigation (recoveries)/charges, net [5]	—		—		34		34	6	28			0.10
Loss on early extinguishment of debt	—		—		—		—	—	—			—
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(1)	—	(1)			—
Non-GAAP	$1,617	(9)%	$1,151	—%	$467	(26)%	$443	$86	$357	(31)%	19.4%	$1.27	(27)%

	Second Quarter 2021
GAAP	$1,776	4%	$1,147	(1)%	$461	38%	$427	$(203)	$629	N.M	(47.6)%	$2.13	N.M
Surgical gown recall costs/(income)	(1)		—		(1)		(1)	—	(1)			—
Restructuring and employee severance	—		—		20		20	5	15			0.05
Amortization and other acquisition-related costs	—		—		116		116	29	87			0.29
Impairments and (gain)/loss on disposal of assets, net	—		—		—		—	—	—			—
Litigation (recoveries)/charges, net [6]	—		—		32		32	248	(216)			(0.73)
Non-GAAP	$1,775	—%	$1,147	2%	$628	(3)%	$594	$79	$514	15%	13.2%	$1.74	14%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 Impairments and (gain)/loss on disposals of assets, net includes a pre-tax impairment charge of $1.3 billion related to our Medical segment recorded in the second quarter of fiscal 2022. For fiscal 2022, the estimated net tax benefit related to the impairment is $92 million and is included in the annual effective tax rate. As a result, the amount of tax benefit in the current quarter increased by approximately $1.0 billion and is expected to significantly increase the provision for income taxes during the remainder of the fiscal year.
5 Litigation (recoveries)/charges, net for the second quarter of fiscal 2022 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit in the quarter.
6 Litigation(recoveries)/charges, net includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. During the six months ended December 31, 2020, the total net benefit was $420 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $394 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $26 million is included in non-GAAP measures.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A [2]	Operating	Earnings	Before	(Benefit from)		Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	Earnings [3]	Rate	Rate	EPS [3]	Rate
	Year-to-Date 2022
GAAP	$3,258	(7)%	$2,265	(1)%	$(535)	N.M.	$(604)	$(925)	$320	(15)%	153.1%	$1.12	(12)%
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
State opioid assessment related to prior fiscal years	—		—		—		—	—	—			—
Restructuring and employee severance	—		—		25		25	6	19			0.07
Amortization and other acquisition-related costs	—		—		158		158	41	117			0.41
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		1,293		1,293	1,070	223			0.78
Litigation (recoveries)/charges, net [5]	—		—		52		52	10	42			0.15
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(1)	—	(1)			—
Non-GAAP	$3,259	(7)%	$2,265	1%	$994	(20)%	$934	$205	$728	(24)%	21.9%	$2.56	(21)%

	Year-to-Date 2021
GAAP	$3,491	3%	$2,284	1%	$(163)	N.M.	$(236)	$(613)	$376	N.M.	259.7%	$1.27	N.M.
Surgical gown recall costs/(income)	1		3		(2)		(2)	(1)	(1)			—
State opioid assessment related to prior fiscal years	—		(41)		41		41	10	31			0.10
Restructuring and employee severance	—		—		57		57	14	43			0.15
Amortization and other acquisition-related costs	—		—		234		234	58	176			0.60
Impairments and (gain)/loss on disposal of assets, net	—		—		9		9	16	(7)			(0.02)
Litigation (recoveries)/charges, net [6]	—		—		1,070		1,070	728	342			1.16
Loss on early extinguishment of debt	—		—		—		1	—	1			—
Non-GAAP	$3,492	1%	$2,246	1%	$1,246	2%	$1,174	$212	$960	16%	18.1%	$3.26	16%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4 Impairments and (gain)/loss on disposals of assets, net includes a pre-tax impairment charge of $1.3 billion related to our Medical segment recorded in the second quarter of fiscal 2022. For fiscal 2022, the estimated net tax benefit related to the impairment is $92 million and is included in the annual effective tax rate. As a result, the amount of tax benefit in the current quarter increased by approximately $1.0 billion and is expected to significantly increase the provision for income taxes during the remainder of the fiscal year.
5 Litigation (recoveries)/charges, net for the second quarter of fiscal 2022 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit in the quarter.
6 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.02 billion recorded in the first quarter of fiscal 2021 related to the opioid litigation. For fiscal 2021, the amount of tax expense increased by approximately $150 million during the three months ended December 31, 2020 while the amount of tax benefit increased by approximately $300 million during the six months ended December 31, 2020 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.

Litigation(recoveries)/charges, net also includes a tax benefit recorded during the three months ended December 31, 2020 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. During the six months ended December 31, 2020, the total net benefit was $420 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $394 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $26 million is included in non-GAAP measures.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges. Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment.

•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.
•Transitional tax benefit, net related to the Tax Cuts and Jobs Act is excluded because it results from the one-time impact of a very significant change in the U.S. federal corporate tax rate and, due to the significant size of the benefit, obscures analysis of trends and financial performance. The transitional tax benefit includes the initial estimate and subsequent adjustments for the re-measurement of deferred tax assets and liabilities due to the reduction of the U.S. federal corporate income tax rate and the repatriation tax on undistributed foreign earnings.

The tax effect for each of the items listed above, other than the transitional tax benefit item, is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2022 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020. The excluded items for fiscal 2022 year to date period impacted the Company's EPS by $1.44.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.

Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income) and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, and (10) transitional tax benefit, net divided by (earnings/(loss) before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.